EXHIBIT 10.10

                    LETTER AGREEMENT DATED FEBRUARY 18, 2004
                      REGARDING TERMINATION AGREEMENT WITH
                      FAIRCHILD INTERNATIONAL CORPORATION



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February 18, 2004


Praxis Pharmaceuticals Inc.

Dear Sirs:

         RE: TERMINATION OF LICENSE AND RESEARCH AND DEVELOPMENT AGREEMENT DATED FEBRUARY 28, 2001, AS AMENDED, BETWEEN PRAXIS PHARMACEUTICALS INC. ("PRAXIS") AND FAIRCHILD INTERNATIONAL CORPORATION ("FAIRCHILD")

This letter will serve to confirm our mutual agreement to be bound by the original terms of the Termination of License and Research and Development Agreement dated the 28th of February, 2001 between Praxis Pharmaceuticals Inc. and Fairchild International Corporation (the "Termination Agreement"). In this regard we confirm that none of the amendments to such Termination Agreement of January 15, 2002, May 28, 2002 and March 14, 2003 are any longer in force and effect.

As a result of the above Agreements, we confirm that Praxis will retain the common shares of Fairchild assigned to it under the terms of the License and Research and Development Agreement dated May 11, 1999 entered into between us, without restriction or annotation and further, that Praxis will pay to Fairchild 30% of the Net Revenues (as that term is defined) in the Termination Agreement to a maximum of $250,000 over the first three years of sale; provided that it is acknowledged that to date under the terms of the Termination Agreement, as amended, Fairchild has received $59,423 from Praxis.

Accepting that the above accurately details your understanding of our agreement in this regard, could you please execute this letter where indicated and return same at your earliest convenience.

Yours truly,

FAIRCHILD INTERNATIONAL CORPORATION

/s/ John Thornton
Per:
Authorized Signatory

ACKNOWLEDGED AND AGREED TO THIS 23RD DAY OF FEBRUARY, 2004.

PRAXIS PHARMACEUTICALS INC.

/s/ David Stadnyk
Per:
Authorized Signatory